Exhibit 99.2

EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK

SAN JUAN, PUERTO RICO – February 12, 2014 — EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors has declared a regular quarterly dividend of $0.10 per share to be paid on March 14, 2014 to stockholders of record as of February 25, 2014.

EVERTEC’s Board of Directors anticipates declaring this dividend in future quarters on a regular basis; however future declarations are subject to Board of Director approval and may be adjusted as business needs or market conditions change.

About EVERTEC

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 2.1 billion transactions annually over the electronic payment networks that it manages. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the seventh largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions. For more information, visit http://www.evertecinc.com.

Contact

Investor Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787-773-5302

newsmedia@evertecinc.com